Exhibit 5.1

Simpson Thacher & Bartlett LLP
425 LEXINGTON AVENUE NEW YORK, NY 10017-3954
TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
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October 19, 2021

Candela Medical, Inc.

251 Locke Drive

Marlborough, Massachusetts 01752

Ladies and Gentlemen:

We have acted as counsel to Candela Medical, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of 16,911,764 shares of its Common Stock, par value $0.01 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”).

We have examined the Registration Statement and a form of the Amended and Restated Certificate of Incorporation of the Company, which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

Simpson Thacher & Bartlett LLP
Candela Medical, Inc.	- 2 -	October 19, 2021

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board of Directors of the Company (the “Board”), or a duly authorized committee of the Board, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Simpson Thacher & Bartlett LLP
Candela Medical, Inc.	- 3 -	October 19, 2021

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP